Issuer Free Writing Prospectus dated March 10, 2008
Filed Pursuant to Rule 433
Registration No. 333-147009
(Relating to Preliminary Prospectus dated February 13, 2008)

Webcast Notice:	RXi Pharmaceuticals Announces Initial Public Conference Call to Provide an Overview of the Company’s Business
WORCESTER, MA March 10, 2008—RXi Pharmaceuticals Corporation, a discovery-stage biopharmaceutical company pursuing the development and potential commercialization of proprietary therapeutics based on RNA interference (RNAi) for the treatment of human diseases, today announced that it will hold a live webcast on Thursday March 13th at 11:00 AM EST. During this presentation the Company’s President and CEO, Tod Woolf, Ph.D., will present an overview on the company’s business and plans. RXi’s common stock has been approved for listing on the Nasdaq Capital Market under the symbol “RXII”, and is currently expected to begin trading on or about March 12th.
RXi’s parent company, CytRx Corporation (NASDAQ: CYTR), intends to distribute shares of RXi common stock to its current shareholders on or about March 11, 2008.
Conference Call Information
To access the call, dial 888-713-4213 (domestic) or 617-213-4865 (international) and enter the passcode 29757098. A replay of the webcast will be available on the Company’s website, www.rxipharma.com, in the Company Events section.
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals is a discovery-stage biopharmaceutical company pursuing the development and commercialization of proprietary therapeutics based on RNA interference (RNAi) for the treatment of human diseases. RXi Pharmaceuticals is advancing an approach to RNAi compound design and delivery called rxRNA™. These rxRNA compounds are distinct from conventional siRNA compounds used by other companies developing RNAi therapeutics in that they are believed to be up to 100x more active, nuclease resistant and readily manufactured.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the future development of RXi Pharmaceutical Corporation’s products. These forward-looking statements about future expectations, plans and prospects of the development of RXi Pharmaceutical Corporation’s products involve significant risks, uncertainties and assumptions. Actual results may differ materially from those RXi Pharmaceuticals Corporation contemplated by these forward-looking statements. RXi Pharmaceuticals Corporation does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.
RXi has filed a registration statement (including a prospectus) with the SEC for the distribution to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus and other documents we have filed with the SEC for more complete information about us and the distribution. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RXi will arrange to send you the prospectus if you request it by calling 1-508-767-3861. You may also access the prospectus at the following website:
http://www.sec.gov/Archives/edgar/data/1390478/000095013508001585/b67189b3e424b3.htm
Contacts:
Donna Falcetti
RXi Pharmaceuticals
508-929-3615
ir@rxipharma.com